UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 3, 2016 (June, 1, 2016)

XURA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35572	04-3398741

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
200 Quannapowitt Parkway
Wakefield, MA
01880
(Address of Principal Executive Offices)
(Zip Code)
Registrant's telephone number, including area code: (781) 246-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On June 1, 2016, the Audit Committee (the “Audit Committee”) of the Board of Directors of Xura, Inc. (the “Company”) dismissed PricewaterhouseCoopers LLP (“PwC LLP”) as the Company’s independent registered public accounting and appointed Kesselman & Kesselman (“PwC Israel”) as its independent registered public accounting firm, commencing with the review of the Company’s financial statements to be included in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2016.

PwC LLP and PwC Israel are each member firms of PricewaterhouseCoopers International Limited. Although PwC Israel has not previously served as the Company’s independent registered public accounting firm, it provided assistance to PwC LLP in prior year audits.

PwC LLP’s audit reports on the consolidated financial statements for the fiscal years ended January 31, 2016 and 2015 of Xura, Inc. did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended January 31, 2016 and 2015 and the subsequent interim period through June 1, 2016, there were no disagreements between the Company and PwC LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PwC LLP’s satisfaction, would have caused PwC LLP to make reference to the matters in their reports on the Company’s consolidated financial statements for such years.

During the Company’s fiscal years ended January 31, 2016 and 2015 and the subsequent interim period through June 1, 2016, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as follows. As previously reported in the Company’s Annual Report on Form 10-K for the year ended January 31, 2016, the Company concluded that the system of internal control over financial reporting was not effective as of January 31, 2016 due to the following material weaknesses.

The Company lacked sufficient complement of personnel at the Acision subsidiary with a level of financial reporting expertise commensurate with the financial reporting requirements. This material weakness contributed to the following material weaknesses related to Acision: a) Acision did not design and maintain effective controls related to period end reporting, including the review and approval of transactions and account reconciliations, b) Acision did not design and maintain effective controls over journal entries, and c) Acision did not design and maintain effective controls over segregation of duties and program changes within the Acision ERP system. These material weaknesses resulted in the revision of service costs, cash, accounts receivable, prepaid and other assets, fixed assets, deferred cost of goods sold, income taxes payable, accrued expenses and deferred tax assets and liabilities in the Company’s consolidated financial statements for the quarter ended October 31, 2015.

The Company lacked a sufficient level of personnel with sufficient technical expertise and knowledge of U.S. generally accepted accounting principles to properly account for and disclose the income tax effects of certain significant transactions. This material weakness resulted in the revision of long-term liabilities and income from discontinued operations in our consolidated financial statements for each of the quarters ended on July 31, 2015 and October 31, 2015.

The Audit Committee discussed the subject matter of the foregoing material weaknesses with PwC LLP, and the Company has authorized PwC LLP to respond fully to the inquiries of the successor independent registered public accounting firm concerning the material weaknesses.

During the Company’s fiscal years ended January 31, 2016 and 2015 and the subsequent interim period through June 1, 2016, neither the Company, nor anyone on behalf of the Company, consulted with PwC Israel with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided by PwC Israel to the Company that PwC Israel concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to S-K 304) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K), other than in the ordinary course of the audit.

The Company provided PwC LLP with a copy of the foregoing statements and requested that PwC LLP furnish the Company a letter addressed to the Securities and Exchange Commission stating whether or not PwC LLP agrees with the above statements. A copy of such letter is filed as Exhibit 16.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
16.1	Letter of PricewaterhouseCoopers LLP dated June 3, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XURA, INC.

Date: June 3, 2016            By:    _/s/ Jacky Wu________________
Jacky Wu
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
16.1	Letter of PricewaterhouseCoopers LLP dated June 3, 2016